Exhibit 99.1

FOR:
Featherlite, Inc.
P.O. Box 320
Cresco, Iowa 52136
Contact: John K. Hall,
FOR IMMEDIATE RELEASE	Director of Corporate Communications,
563-547-6000

FEATHERLITE REPORTS $1.5 MILLION FIRST QUARTER NET INCOME

Net income rises 18.3 percent as sales increase to $58.5 million

CRESCO, Iowa, April 26, 2005 – Featherlite, Inc. (Nasdaq: FTHR), a leading manufacturer and marketer of specialty aluminum trailers, transporters and luxury motorcoaches, today reported net income of $1.5 million, or 13 cents per diluted share, on net sales of $58.5 million for the first quarter ended March 31, 2005. This represents an 18.3 percent increase from net income of $1.2 million, or 11 cents per diluted share in the first quarter last year. Diluted earnings per share for 2005 and 2004 give retroactive effect to the Company’s 3-for-2 stock split, which will be effective May 4, 2005. First quarter net sales were up 3.7 percent from $56.4 million for the same period in 2004.

Trailer segment sales in the first quarter of 2005 increased 20.3 percent over the same period last year as orders were strong despite a lower backlog during the quarter compared to the same quarter in 2004. After a very strong fourth quarter in 2004, motorcoach segment sales declined by 17.5 percent over the same quarter in 2004 as customer traffic and sales at Company facilities and events softened.

“We are pleased with the Company’s continuing increase in earnings,” Conrad Clement, Featherlite President and CEO, said. “First quarter earnings rose on the strength of improved unit sales volume in the trailer segment as well as the favorable impact of a price increase effective January 1. Trailer margins improved slightly as a percentage of sales as the increased selling prices offset aluminum and other cost increases during the quarter. Margins in the coach segment also improved in the first quarter, primarily because of higher average selling prices on new coaches coupled with reduced production costs.

“We are very excited about the unveiling later this week of the new and enhanced 2006 Featherlite trailer models at the Company’s national dealer meeting. Featherlite, we believe, continues to gain market share, and the strength of our new products will further enhance this position. Going forward, we remain cautiously optimistic, despite lower backlogs than last year at the end of the first quarter, but expect sales in both business segments to rise if the economy continues to strengthen and consumer confidence improves.”

About Featherlite

With more that 75 percent of its business in the leisure, recreation and entertainment categories, Featherlite®, Inc. has highly diversified product lines offering hundreds of standard model and custom-designed aluminum specialty trailers, specialized transporters, mobile marketing trailers and luxury motorcoaches. Featherlite® is the “Official Trailer” of NASCAR®, Champ Car®, ARCA and Indy Race League (IRL) and a sponsor of Grand American Racing and Trans-Am. Featherlite sponsors many equine and livestock events and programs, including Clinton Anderson’s Down Under Horsemanship. Featherlite products are displayed in over 1,000 fairs, trade shows, races and other events throughout North America each year. Through its Featherlite Vantare® product line, Featherlite is the “Official Luxury Motorcoach” of NASCAR® and SPORTSCAR. For more information about the Company, please visit www.fthr.com.

Featherlite, Inc.

Condensed Balance Sheets

(Unaudited)

(In thousands)

	March 31, 2005	Dec 31, 2004
ASSETS
Current assets
Cash	$151	$179
Receivables	7,671	4,781
Refundable income taxes	497	497
Inventories	59,967	61,730
Leased promotional trailers	1,521	1,669
Prepaid expenses	1,459	1,827
Deferred tax asset	1,275	1,275

Total current assets	72,541	71,958
Property and equipment, net	16,883	16,003
Other assets	3,893	4,252

	$93,317	$92,213

LIABILITIES AND SHAREHOLDERS EQUITY
Current liabilities
Wholesale financing and other notes payable	$20,928	$22,106
Current maturities of long-term debt	1,769	1,699
Checks issued not yet presented	3,106	2,900
Motorcoach shell costs payable	6,120	7,277
Accounts payable	5,213	4,323
Accrued liabilities	9,228	9,124
Customer deposits	1,602	2,698

Total current liabilities	47,966	50,127
Bank line of credit	5,563	4,243
Other long-term debt, net of current maturities	11,480	11,092
Deferred income taxes	1,340	1,340
Other long-term liabilities	56	48
Shareholders’ equity	26,912	25,363

	$93,317	$92,213

FEATHERLITE, INC

Condensed Statements of Income

(Unaudited)

(In Thousands, except for per share data)

	Three months Ended March 31,
	2005	2004
Net Sales	$58,480	$56,416
Cost of Sales	48,835	47,787

Gross profit	9,645	8,629
Selling and administrative expenses	6,782	6,223

Income from operations	2,863	2,406
Other income (expense)
Interest	(631)	(548)
Other, net	135	72

Total other expense	(496)	(476)

Income before taxes	2,367	1,930
Minority interest in subsidiary loss (income)	(11)	30
Provision for income taxes	(895)	(725)

Net income	$1,461	$1,235

Net income per share -
Basic	$0.13	$0.11

Diluted	$0.13	$0.11

Weighted average shares outstanding -
Basic	10,879	10,797

Diluted	11,672	11,351

On April 9, 2005, the Company’s Board of Directors declared a three for two split of the Company’s common stock with a proportional increase in the number of issued and outstanding shares, effective on May 4, 2005 to shareholders of record as of the close of business on April 22, 2005. All shares and per share amounts have been restated to reflect the retroactive effect of the stock split.

Certain prior period information has been reclassified to conform to the current year presentation.

Safe Harbor Statement under the Private Securities Litigation Reform Act: Certain statements in this release are forward-looking in nature and relate to trends and events that may affect the Company’s future financial position and operating results. Any statements that are not based upon historical facts, including the outcome of events that have not yet occurred and our expectations for future performance, are forward-looking statements. The words “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. These statements speak only as of the date of this release, are based on current expectations, are inherently uncertain, are subject to risks, and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors, including but not limited to: the health of the economy and disposable income for recreational and leisure activities, product demand and acceptance of products in each segment of the Company’s markets, the need for and impact of product sales price increases, fluctuations in the price of aluminum, changes in our product sales mixes, competition, facilities utilization, the availability of additional capital as may be required to finance any future net liquidity deficiency, and certain other unanticipated events and conditions. The risks and uncertainties listed are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. The Company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement, other than as required by law.